SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                   ___________________________________________


                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                       (Date of earliest event reported):

                                  July 30, 1997

                    ________________________________________


                            THERMO OPTEK CORPORATION
             (Exact name of Registrant as specified in its charter)


   Delaware                        1-11757                    04-3283973
   (State or other               (Commission               (I.R.S. Employer
   jurisdiction of               File Number)           Identification Number)
   incorporation or
   organization)


   8E Forge Parkway
   Franklin, Massachusetts                                               02038
   (Address of principal executive offices)                         (Zip Code)


                                 (617) 622-1000
                         (Registrant's telephone number
                              including area code)
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   Item 2.  Acquisition or Disposition of Assets
            ------------------------------------

       On July 30, 1997, Thermo Optek Corporation (the "Company") entered into an agreement to acquire Spectronic Instruments Inc. ("Spectronic") and VG Systems Limited ("VG Systems") from Thermo Instrument Systems Inc. ("Thermo Instrument"), the Company's majority owner.

       Spectronic, a supplier of UV/VIS spectrophotometers and accessories, fluorescence instruments, and precision-ruled and holographic gratings for industrial and educational markets, is a subsidiary of the Life Sciences International PLC subsidiary ("Life Sciences") of Thermo Instrument. In March 1997, Thermo Instrument acquired approximately 95% of the outstanding shares of Life Sciences, a London Stock Exchange-listed company. Subsequently, Thermo Instrument acquired the remaining shares of Life Sciences' capital stock. VG Systems, a manufacturer of instrumentation and equipment for material and surface science analysis, was acquired by Thermo Instrument in March 1996, as part of the acquisition of a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc ("Fisons"), a wholly owned subsidiary of Rhone-Poulenc Rorer, Inc.

        The purchase price for Spectronic is approximately $43.0 million, and represents the sum of the net tangible book value of Spectronic at June 28, 1997 plus a percentage of Thermo Instrument's total goodwill associated with its acquisition of Life Sciences, based on the 1996 revenues of Spectronic relative to Life Sciences' 1996 consolidated revenues. The purchase price for Spectronic is subject to a post-closing adjustment based on final determination of the net tangible book value of Spectronic and a final calculation of Thermo Instrument's total goodwill associated with the acquisition of Life Sciences.

        The purchase price for VG Systems is approximately $45.5 million, and was based on the net tangible book value of VG Systems at June 28, 1997 plus a pro rata allocation of Thermo Instrument's total cost in excess of net assets of acquired companies recorded in connection with the acquisition of the Fisons businesses. The purchase price for VG Systems is subject to a post-closing adjustment based on the difference between the value of the net tangible assets of the Fisons businesses as shown on the closing balance sheet dated as of March 29, 1996 and a target net tangible asset value provided for in the acquisition agreement between Thermo Instrument and Fisons.

        The acquisitions are being made pursuant to a Share Purchase Agreement dated as of July 30, 1997, between the Company and Thermo Instrument. The aggregate purchase price for Spectronic and VG Systems consists of (i) $66.3 million in cash, (ii) 1,000 shares of common stock of the Company and
   (iii) and the assumption of $19.6 million of debt payable to Thermo
   Instrument.

        Because the Company, Spectronic and VG Systems were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transactions have been accounted for in a manner similar to a pooling of interests. Accordingly, the Company's financial statements include the results of Spectronic from March 12, 1997, the date Spectronic was acquired by Thermo Instrument, and include the results of VG Systems from March 29, 1996, the date VG Systems was acquired by Thermo Instrument.


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       In connection with the acquisition of the Spectronic and VG Systems, the Company is in the process of restructuring the acquired businesses. This restructuring is expected to include reductions in staffing levels, abandonment of excess facilities, and possible other costs associated with exiting certain activities of the acquired businesses. Except as set forth above, the Company has no present intention to use the assets of Spectronic and VG Systems for purposes materially different from the purposes for which such assets were used prior to the acquisition. However, the Company will continue to review such businesses' assets, corporate structures, capitalizations, operations, properties, policies, managements and personnel and, upon completion of this review, may develop additional or alternative plans or proposals, including mergers, transfers of a material amount of assets or other additional transactions or changes relating to such businesses.

   Item 7.  Financial Statements, Pro Forma Combined Condensed Financial
            -------------------------------------------------------------
            Information and Exhibits
            ------------------------

            (a) Financial Statements of Business Acquired: Information
                meeting the requirements of this Item 7(a) will be filed by amendment within the time period permitted by Item 7(a)(4) of Form 8-K.

            (b) Pro Forma Combined Condensed Financial Information:
                Information meeting the requirements of this Item 7(b) will be filed by amendment within the time period permitted by
                Item 7(a)(4) of Form 8-K.

            (c) Exhibits

                2.    Share Purchase Agreement dated as of July 30, 1997,
                       between Thermo Optek Corporation and Thermo Instrument Systems Inc. (incorporated by reference herein from Exhibit 2 to the Company's Quarterly Report on Form 10-Q for the Quarter ended June 28, 1997).
























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                               SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 13th day of August, 1997.



                                             THERMO OPTEK CORPORATION


                                             By: /s/ Melissa F. Riordan
                                                 ---------------------------
                                                 Melissa F. Riordan
                                                 Treasurer


   AA972240014









































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